Exhibit 99.1

     HERCULES TEHCNOLOGY GROWTH CAPITAL ANNOUNCES ITS PARTICIPATION IN A $23
                    MILLION EQUITY FINANCING FOR ADIANA, INC.

    PALO ALTO, Calif., Sept. 8 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to life science and Technology companies, announced on August 23, 2005 that it invested $500,000 as part of a $23 million equity financing for Adiana, Inc. The Series D round was led by Tullis-Dickerson & Co., Inc. with participation from new investors Hercules Technology and OrbiMed Advisors LLC, and from existing investors Alloy Ventures, Boston Scientific Corporation, Delphi Ventures, Abingworth Management, Forward Ventures, Oakwood Medical Partners and the Kaiser Permanente Foundations.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )
    "These funds will allow us to complete our clinical trial and to prepare for market launch next year," said Paul Goeld, Adiana's President and Chief Executive Officer. "Hercules was an important partner whose early support allowed us the time to put together this equity financing."

    About Hercules Technology Growth Capital:

    Founded in December, 2003, Hercules Technology Growth Capital, Inc is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in the technology and technology-related industries. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Chicago and Denver areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information or companies interested in learning more about financing opportunities please visit http://www.herculestech.com . Emails can be sent to info@herculestech.com or the main office number is 650-289-3060.

    About Adiana, Inc.

    Adiana is a private company that is developing an investigational, permanent contraceptive device for women. The company's product is not yet approved for sale in the United States and is currently being evaluated for safety and effectiveness in a formal clinical trial involving more than 600 women. The company expects to submit the results of this trial to the United States Food and Drug Administration for approval in early 2006.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             09/08/2005
    /CONTACT: Deborah Stapleton of Hercules Technology Growth Capital, Inc., +1-650-289-3078, or main, +1-650-289-3060, or info@herculestech.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
                AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.herculestech.com /